EXHIBIT 10.56

BRADY CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
Upon management’s recommendation, the Management Development and Compensation Committee (the “Committee”) of the Brady Corporation Board of Directors has awarded to Russell Shaller (“Employee”) a restricted stock unit award effective June 22, 2015 pursuant to the terms of the Brady Corporation 2012 Omnibus Incentive Stock Plan (the “Plan”). The Corporation’s records shall be the official record of the grant described herein and, in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control.

1.	Number of Units

This Restricted Stock Unit Award applies to 20,992 shares of the presently authorized Class A Nonvoting Common Stock of the Corporation, $.01 par value (the “Restricted Stock Units”). The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become vested or have been forfeited.

2.	Service Vesting Requirement

The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below) shall be subject to the satisfaction of the condition set forth in Section 2(a) below:

(a)
Vesting. The Award shall be subject to the following service vesting requirement. If the Employee continues in employment through the vesting dates listed below, the Restricted Stock Units shall be vested as listed in the following table:

Vesting Date	Percentage of Vested Restricted Stock Units

First anniversary of grant date	20%
Second anniversary of grant date	20%
Third anniversary of grant date	20%
Fourth anniversary of the grant date	20%
Fifth anniversary of the grant date	20%

(b)
Forfeiture of Restricted Stock Units. Except as provided in Section 3, if the Employee terminates employment prior to the satisfaction of the vesting requirements set forth in Section 2(a) above, any unvested Restricted Stock Units shall immediately be forfeited. The period of time during which the Restricted Stock Units covered by this Award are forfeitable is referred to as the “Restricted Period.”

3.	Accelerated Vesting

(a)
Notwithstanding the terms and conditions of Section 2 hereof, in the event of the termination of the Employee’s employment with the Corporation (and any Affiliate) prior to the end of the Restricted Period due to death or Disability, the Restricted Stock Units shall become fully vested.

(b)
In the event of the termination of the Employee’s employment with the Corporation (and any Affiliate) prior to the end of the Restricted Period due to a Change in Control, the Restricted Stock Units shall become unrestricted and fully vested.

For purposes of this Agreement, a “Change of Control” shall occur if any person or group of persons (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) other than the members of the family of William H. Brady, Jr. and their descendants, or trusts for their benefit, and the W. H. Brady Foundation, Inc., collectively, directly or indirectly controls in excess of 50% of the voting common stock of the Corporation.
For purposes of this Agreement, a termination due to Change of Control shall occur if within the 12 month period beginning with the date a Change of Control occurs (i) the Employee’s employment with the Corporation (and any Affiliate) is involuntarily terminated (other than by reason of death, disability or Cause) or (ii) the Employee’s employment with the Corporation (and any Affiliate) is voluntarily terminated by the Employee subsequent to (A) a 10% or more diminution in the total of the Employee’s annual base salary (exclusive of fringe benefits) and the Employee’s target bonus in comparison with the Employee’s total of annual base salary and target bonus immediately prior to the date the Change of Control occurs, (B) a significant diminution in the responsibilities or authority of the Employee in comparison with the Employee’s responsibility and authority immediately prior to the date the Change of Control occurs or (C) the imposition of a requirement by the Corporation that the Employee relocate to a principal work location more than 50 miles from the Employee’s principal work location immediately prior to the date the Change of Control occurs.
For purposes of this Agreement, Cause means (i) the Employee’s willful and continued failure to substantially perform the Employee’s duties with the Corporation (other than any such failure resulting from physical or mental incapacity) after written demand for performance is given to the Employee by the Corporation which specifically identifies the manner in which the Corporation believes the Employee has not substantially performed and a reasonable time to cure has transpired, (ii) the Employee’s conviction of or plea of nolo contendere for the commission of a felony, or (iii) the Employee’s commission of an act of dishonesty or of any willful act of misconduct which results in or could reasonably be expected to result in significant injury (monetarily or otherwise) to the Corporation, as determined in good faith by the Committee.

(c)
In the event of (i) the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, (ii) the adoption of any plan for the dissolution of the Corporation, or (iii) the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Restricted Stock Units shall become fully vested.

(d)
If the vesting of the Restricted Stock Units would result in any excise tax to the Employee as a result of Section 280G of the Code, the Corporation shall pay the Employee an amount equal to such excise tax.

4.	No Dividends

No dividends will be paid or accrued on any Restricted Stock Units during the Restricted Period.

5.	Settlement of Restricted Stock Units

As soon as practicable after Restricted Stock Units become vested, the Company shall deliver to the Employee one share of the Corporation's Class A Nonvoting Common Stock, $.01 par value ("Corporation Stock") for each Restricted Stock Unit which becomes vested.

6.	Transfer Restrictions

This Award is non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Restricted Stock Units shall be forfeited.

7.	Withholding Taxes

The Corporation may require payment of or withhold any tax which it believes is payable as a result of the Restricted Stock Units becoming vested, and the Corporation may defer making delivery of the Corporation Stock until arrangements satisfactory to the Corporation have been made with regard to any such withholding obligations. In lieu of part or all of any such payment, the Employee, in satisfaction of all withholding taxes (including, without limitation, Federal income, FICA (Social Security and Medicare) and any state and local income taxes) payable as a result of such vesting, may elect, subject to such rules and regulations as the Committee may adopt from time to time, to have the Corporation withhold that number of shares of Corporation Stock (valued at Fair Market Value on the date of vesting and rounded upward) required to settle such withholding taxes.

8.	Death of Employee

If the Restricted Stock Units shall vest upon the death of the Employee, the shares of Corporation Stock and any amounts in the Employee's Dividend Account shall be issued and paid to the estate of the Employee unless the Corporation shall have theretofore received in writing a beneficiary designation, in which event they shall be issued and paid to the designated beneficiary.

9.	Confidentiality, Non-Solicitation and Non-Compete

As consideration for the grant of this Award, Employee agrees to, understands and acknowledges the following:

(a)
During Employee's employment with the Corporation and its Affiliates (the "Company"), the Company will provide Employee with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. Employee agrees that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of Employee's employment with the Company for any reason, Employee shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. Executive further agrees that, without the written consent of the Chief Executive Officer of the Corporation or, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of Employee's employment with the Company. Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)
information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

(ii)	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)
the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)
the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v)
other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(b)
Employee agrees that, without the written consent of the Chief Executive Officer of the Corporation, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)
During the time of Employee's employment with Company, Employee will not: (A) perform duties as or for a Competitor; or (B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company.

(ii)
For a period of 12 months following the termination of Employee's employment with Company, Employee will not: (A) perform duties as or for a Competitor that are the same as or similar to the duties performed by Employee for the Company at any time during any part of the 24 month period preceding the termination of Employee's employment with Company; or (B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company during any part of the 24 month period preceding the termination of Employee's employment with Company.

For purposes of this Agreement, a Competitor shall mean any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of, any product or service which is directly competitive with one with respect to which Employee acquired Confidential Information by reason of Employee's work with the Company.

(c)
Employee acknowledges and agrees that compliance with this Section 9 is necessary to protect the Company, and that a breach of any of this Section 9 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 9, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 9, or to enjoin Employee from performing services in breach of Section 9(b) during the term of employment and for a period of 12 months following the termination of employment. Employee hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(d)
Employee further agrees that, in the event of a breach of this Section 9, the Corporation shall also be entitled to recover the value of any amounts previously paid or payable or any shares (or the value of any shares) delivered or deliverable to Employee pursuant to any Company bonus program, this Agreement, and any other Company plan or arrangement.

(e)	Employee agrees that the terms of this Section 9 shall survive the termination of Employee's employment with the Company.

(f)
EMPLOYEE HAS READ THIS SECTION 9 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE CORPORATION IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE'S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

10.	Clawback

This Award is subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Corporation Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

11.	Adjustment of Shares

The terms and provisions of this Award (including, without limitation, the terms and provisions relating to the number and class of shares subject to this Award) shall be subject to appropriate adjustment in the event of any recapitalization, merger, consolidation, disposition of property or stock, separation, reorganization, stock dividend, issuance of rights, combination or split-up or exchange of shares, or the like.

12.	Provisions of Plan Controlling

This Award is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control, except to the extent the Plan permits the Committee to modify the terms of an Award grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan.

13.	Wisconsin Contract

This Award has been granted in Wisconsin and shall be construed under the laws of that state.

14.	Severability

Wherever possible, each provision of this Award will be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.
IN WITNESS WHEREOF, the Corporation has granted this Award as of the day and year first above written.

BRADY CORPORATION

By: /s/ J. MICHAEL NAUMAN
Name: J. Michael Nauman
Its: President and Chief Executive Officer

EMPLOYEE'S ACCEPTANCE
I, Russell Shaller, hereby accept the foregoing Award and agree to the terms and conditions thereof, including the restrictions contained in Section 9 of this Agreement.
EMPLOYEE:
Signature: /s/ RUSSELL SHALLER
Print Name: Russell Shaller